Exhibit 21
List of Subsidiaries of the Registrant
Maguire Insurance Agency, Inc., a Pennsylvania corporation
PCHC Investment Corp., a Delaware corporation
Philadelphia Indemnity Insurance Company, a Pennsylvania corporation
Philadelphia Insurance Company, a Pennsylvania corporation
Liberty American Insurance Group, Inc., a Delaware corporation
Liberty American Select Insurance Company, a Florida corporation
Liberty American Insurance Company, a Florida corporation
Liberty American Insurance Services, Inc., a Florida corporation
Liberty American Premium Finance Company, a Florida corporation